UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

ModusLink Global Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Waltham, MA		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 663-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

ModusLink Global Solutions, Inc. (the “Company”) and SP Corporate Services LLC (“SP Corporate”), an indirect wholly owned subsidiary of Steel Partners Holdings L.P. (“SPLP”), entered into an amendment (the “Amendment”) to the Management Services Agreement, dated as of January 1, 2015, between the Company and SP Corporate (the “Management Services Agreement”).

The Amendment extends the term of the Management Services Agreement through December 31, 2015, with such term renewing for successive one year periods unless and until terminated pursuant to the terms of the Management Services Agreement.

SPLP may be deemed to own approximately 31.5% of the issued and outstanding common stock of the Company. In addition, SPLP has the right to acquire up to 2,000,000 shares of common stock of the Company pursuant to currently exercisable warrants. Warren G. Lichtenstein, the non-executive chairman of SPLP’s general partner, Steel Partners Holdings GP Inc., is also the non-executive chairman of the board of directors of the Company. Certain other affiliates of SPLP hold positions with the Company, including Glen Kassan as Vice Chairman of the board of directors.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of such document, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Amendment to Management Services Agreement, dated as of June 29, 2015, by and between SP Corporate Services LLC and ModusLink Global Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 1, 2015	ModusLink Global Solutions, Inc.

	By:	/s/ Alan R. Cormier
Alan R. Cormier
Senior Vice President and General Counsel